Exhibit 99.1

Arbinet Announces Second Quarter 2005 Financial Results

NEW BRUNSWICK, N.J., August 3, 2005 - Arbinet-thexchange, Inc. (Nasdaq: ARBX), the world’s leading electronic market for trading, routing, and settling communications capacity, reported financial results for its second quarter ended June 30, 2005.

Second quarter 2005 fee revenues were $11.6 million, an increase of 10% over $10.5 million in the second quarter 2004 and a decrease of 5% compared to $12.3 million in the first quarter 2005. Second quarter 2005 net income was $2.3 million or $0.09 per diluted share compared to $618,000 or $0.03 per pro forma diluted share in the second quarter 2004. The second quarter 2005 includes a non-recurring reimbursement of $1.5 million from one of the Company’s insurers. The second quarter also reflects an increase in the Company’s effective annual tax rate from 6.6% to 11.9% due to an increase in the proportion of pre-tax income associated with the Company’s U.K. subsidiary. Excluding the insurance reimbursement, second quarter 2005 adjusted net income was $1.1 million or $0.04 per diluted share, an increase of 79% over the second quarter 2004.

First half 2005 fee revenues were $24.0 million, an increase of 16% over $20.7 million in the first half of 2004. First half 2005 net income was $3.6 million or $0.14 per diluted share compared to $1.5 million or $0.07 per pro forma diluted share. In the second quarter 2005, the Company designated approximately $12 million of its receivable from its U.K. subsidiary as permanent in nature and commenced reporting foreign exchange translation gains and losses on that amount as a component of accumulated other comprehensive income or loss included in stockholders’ equity. In the first quarter 2005, approximately $0.2 million of foreign exchange loss was recorded in other income (expense) related to this receivable prior to its designation as long term. Excluding the second quarter 2005 insurance reimbursement, first half 2005 adjusted net income was $2.4 million or $0.09 per diluted share an increase of 62% over the first half 2004.

A total of 2.92 billion minutes were bought and sold on Arbinet’s exchange in the second quarter of 2005, up 21% from 2.41 billion minutes in the second quarter 2004 and down 4% from 3.03 billion in the first quarter of 2005. The Company completed 372.3 million calls during the second quarter of 2005, an increase of 29% compared to 289.7 million for the comparable period of 2004, and an increase of 9% compared to 341.4 million in the first quarter of 2005. The average call duration on thexchange for the quarter was 3.9 minutes per call compared to 4.2 minutes per call in the second quarter of 2004 and 4.4 minutes per call in the first quarter of 2005.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, commented, “Both fee revenue and net income in the second quarter were above the high-end of our revised outlook. We achieved a record for average daily completed calls in the second quarter reflecting growth in the use of our exchange and our member base, along with the adoption of our new services. As reported earlier, the average number of minutes per call transacted on thexchange declined primarily due to a change in the mix of geographic markets traded. Although market supply and demand will continue to fluctuate, we believe that the record growth in completed calls during the quarter demonstrates the success of our trading platform and the long-term growth potential of Arbinet.”

The DirectAxcessSM branded trading service, introduced on May 17, represented 3% of average daily trading volume at the end of the second quarter and exceeded one million daily minutes for the first time on June 30, 2005. The average call duration for DirectAxcessSM was 6.2 minutes in the second quarter, which is 59% more than the overall average call duration for the second quarter of 3.9 minutes. At the end of the second quarter, Arbinet had over 250 markets for sale on DirectAxcessSM with over 40 sellers and 83 buyers. DirectAxcess offers the world’s fixed and mobile network operators the ability to buy and sell termination to branded networks in a transparent, non-anonymous environment.

The Company had a balance of cash and cash equivalents, including marketable securities, of $56.3 million at June 30, 2005 an increase of $2.8 million from December 31, 2004.

Arbinet reaffirms its 2005 outlook of fee revenues within a range of $46 million to $50 million and net income within a range of $3 million to $6 million, excluding the effect of the insurance reimbursement received in the second quarter 2005.

Quarterly Conference Call

Arbinet will host a conference call to discuss second quarter 2005 results at 5:00 p.m. EDT today. The dial-in number for the live audio call is (201) 689-8470. The password confirmation to access the call is 160245. A live webcast of the conference call can be accessed through the Company’s Investor Relations website at http://investor.arbinet.com. In addition, a replay of the call will be available immediately following the call through midnight EDT on Wednesday, August 10, 2005 at http://investor.arbinet.com and by telephone at (201) 612-7415. The account number to access the replay is 3055 and the conference ID is 160245.

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of-the-art facilities.

Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), including statements about the Company’s growth and future operating results derived from the DirectAxcessSM trading service. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward- looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, mobile on thexchange services, and DirectAxcessSM trading service); continued volatility in the volume and mix of trading activity (including the average call duration for DirectAxcessSM and the mix of geographic markets traded); our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; competitive factors; system failures, human error and security breaches could cause the Company to lose members and expose it to liability; future government regulation; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s 10-K and other filings, which have been filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Mike Lemberg Arbinet 1.732.509.9220 mlemberg@arbinet.com	David Pasquale Executive Vice President The Ruth Group 1.646.536.7006 dpasquale@theruthgroup.com

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2005	2004	2005
Trading revenues	$224,578,645	$245,307,294	$116,802,504	$120,874,980
Fee revenues	20,667,446	23,950,836	10,546,517	11,640,404

Total revenues	245,246,091	269,258,130	127,349,021	132,515,384
Cost of trading revenues	224,546,076	244,961,840	116,802,505	120,729,033

	20,700,015	24,296,290	10,546,516	11,786,351
Costs and expenses
Operations and development	6,017,549	6,910,652	2,983,916	3,282,661
Sales and marketing	2,767,015	3,648,969	1,492,329	1,891,326
General and administrative	4,441,576	5,809,660	2,279,564	2,993,177
Depreciation and amortization	4,279,174	4,866,291	2,229,494	2,334,165

Insurance reimbursement for litigation settlements	—	(1,450,000)	—	(1,450,000)

Total costs and expenses	17,505,314	19,785,572	8,985,303	9,051,329

Income from operations	3,194,701	4,510,718	1,561,213	2,735,022

Interest income (expense), net	(1,354,419)	434,419	(628,193)	275,385

Other income (expense), net	(386,984)	(816,564)	(315,497)	(267,928)

Income before income taxes	1,453,298	4,128,573	617,523	2,742,479
Provision for income taxes	—	491,300	—	399,818

Net income	$1,453,298	$3,637,273	$617,523	$2,342,661

Preferred stock dividends and accretion	(3,386,570)	—	(1,696,028)	—

Net (loss) income attributable to common stockholders	$(1,933,272)	$3,637,273	$(1,078,505)	$2,342,661

Earnings per share
Basic	$(0.80)	$0.15	$(0.42)	$0.10

Diluted	$(0.80)	$0.14	$(0.42)	$0.09

Pro Forma Diluted	$0.07	N/A	$0.03	N/A

Weighted average number of common shares
Basic	2,430,211	24,479,281	2,549,079	24,497,929
Diluted	2,430,211	25,968,025	2,549,079	25,814,206
Pro Forma Diluted	21,669,788	N/A	21,947,398	N/A

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,453,298	$3,637,273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,255,661	4,866,297
Amortization of deferred compensation	38,150	69,385
Non-cash interest on redeemable preferred stock	835,120	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(4,881,901)	2,514,392
Other assets	507,839	1,972,187
Accounts payable	1,763,335	(2,561,931)
Deferred revenue, accrued expenses and other current liabilities	(1,224,263)	(736,843)
Other long-term liabilities	(519,987)	(510,089)

Net cash provided by operating activities	2,227,252	9,250,671

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,135,973)	(3,671,719)
Purchases of marketable securities	—	(19,647,000)

Net cash used in investing activities	(3,135,973)	(23,318,719)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of indebtedness, net	(5,142,594)	(376,338)
Issuance of common stock	97,335	153,525
Loans made to stockholders, net of repayments	150,130	—
Net payments on obligations under capital leases	(1,242,199)	(1,718,420)

Net cash used in financing activities	(6,137,328)	(1,941,233)

Effect of foreign exchange rate changes on cash	(4,652)	(884,264)

Net decrease in cash and cash equivalents	(7,050,701)	(16,893,545)

Cash and cash equivalents, beginning of period	17,147,245	53,532,660

Cash and cash equivalents, end of period	$10,096,544	$36,639,115

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2004	As of June 30, 2005
Assets
Current Assets:

Cash and cash equivalents	$53,532,660	$36,639,115
Marketable securities	—	19,647,000
Trade accounts receivable, net	27,351,810	24,039,233
Other current assets	2,369,746	1,836,757

Total current assets	83,254,216	82,162,105

Property and equipment, net	24,689,053	23,447,163
Other long-term assets	6,923,671	6,255,993

Total Assets	$114,866,940	$111,865,261

Liabilities & Stockholders’ Equity
Current Liabilities:

Short-term debt obligations	$1,924,023	$1,001,317
Accounts payable	15,645,826	12,946,712
Deferred revenue	4,314,006	4,390,178
Accrued expenses and other current liabilities	9,445,247	8,360,539

Total current liabilities	31,329,102	26,698,746

Other long-term liabilities	8,299,972	6,617,831

Total Liabilities	39,629,074	33,316,577

Stockholders’ Equity	75,237,866	78,548,684

Total Liabilities & Stockholders’ Equity	$114,866,940	$111,865,261